OLSHAN GRUNDMAN FROME & ROSENZWEIG LLP
                                505 PARK AVENUE
                            NEW YORK, NEW YORK 10022
                            TELEPHONE: 212-753-7200

                                                               February 17, 1998

Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza

Washington, D.C.  20549

                   Re:  First Medical Group Inc.
                        Registration Statement on Form S-1
                        File No. 333-11955
                        ----------------------------------

Ladies and Gentlemen:

         Reference is made to Amendment No. 9 to the Registration Statement on Form S-1 dated the date hereof (the "Registration Statement"), filed with the Securities and Exchange Commission by First Medical Group Inc. a Delaware corporation (the "Company"). The Registration Statement relates to the reoffer and resale by certain selling stockholders (the "Selling Stockholders") of (i) 375,891 shares of Common Stock, par value $.001 per share ("Common Stock"), of First Medical Group Inc. (formerly The Lehigh Group Inc.) ("the Company") (ii) 8,645,508 shares of Common Stock issuable upon conversion of shares of the Company's Series A Convertible Preferred Stock, par value $.001 per share ("Preferred Stock" and collectively with the Common Stock, the "Stock") and
(iii) 362,500 shares of Common Stock issued to certain selling stockholders as payment for early termination of various employment and consulting agreements and in lieu of payment pursuant to a stock purchase agreement (such shares of Common Stock offered hereby being referred to herein collectively as the "Shares").

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Securities and Exchange Commission
February 13, 1998
Page 2

         We advise you that we have examined originals or copies certified or otherwise identified to our satisfaction of the Certificate of Incorporation and By-laws of the Company, minutes of meetings of the Board of Directors and shareholders of the Company and such other documents, instruments and
certificates  of  officers  and   representatives  of  the  Company  and  public
officials, and we have made such examination of law, as we have deemed appropriate as the basis for the opinion hereinafter expressed. In making such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of documents submitted to us as certified or photostatic copies.

         On the basis of and subject to the foregoing, we are of the opinion that the Shares have been validly authorized and, when distributed as contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable.

         Capitalized terms not otherwise defined shall have the meanings ascribed to them in the Registration Statement.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement.

         We are members of the Bar of the State of New York and, except as stated below, we express no opinion as to the laws of any jurisdiction other than the State of New York, the corporate law of the State of Delaware, and the federal laws of the United States of America.

                                   Very truly yours,


                                   /s/ OLSHAN GRUNDMAN FROME & ROSENZWEIG LLP
                                   ------------------------------------------
                                   OLSHAN GRUNDMAN FROME & ROSENZWEIG LLP